Exhibit 99
                CHARTER FOR THE AUDIT COMMITTEE
                    OF THE BOARD OF DIRECTORS
                                OF
                        CASH SYSTEMS, INC.

I.   PURPOSE

     The purpose of the Audit Committee (the "Committee") of Cash Systems, Inc. (the "Company") is to provide oversight of certain activities of or relating to the Company by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that the Company officers ("management") and the Board of Directors (the "Board") have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this purpose, the Committee desires to foster adherence to the Company's policies, procedures and practices at all levels. The Committee's duties and responsibilities are to:

     * Monitor the Company's financial reporting process and internal control system as an independent and objective party.

     * Coordinate, review and appraise the audit efforts of the Company's independent accountants.

     * Communicate directly with the independent accountants, management, and the Board regarding matters related to the Committee's duties and responsibilities.

     The Committee will endeavor to fulfill its duties and responsibilities by primarily conducting the activities listed in Section III.

II.  MEMBERSHIP

     The Committee will be comprised of two or more directors elected by the Board, each of whom will be independent (as such term is defined by applicable laws and regulations or the Company's corporate governance policies, if any, as they may be amended from time to time). Committee members will serve until the next annual organizational meeting of the Board, or until their successors are duly elected and qualified. The Chair of the Committee will be elected by the Board. In the absence of the election of a Chair by the Board, the members of the Committee will elect a Chair by majority vote. No member of the Committee will receive any compensation whatsoever from the Company other than compensation paid to such member as a director of the Company and member of one or more committees of the Board.

     At the time of their appointment to the Committee, each Committee member will have a working familiarity with basic finance and accounting practices and will be able to read and understand financial statements. At least one member of the Committee will have had past employment experience or background which meets applicable legal requirements of "financial sophistication", including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

III. RESPONSIBILITIES AND DUTIES

     Documents/Reports Review

     * Review for adequacy this Charter, at least annually, and update it periodically as conditions dictate.

     * Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants or management.

     * Review with financial management and the independent accountants any release of earnings prior to its issuance and any Form 10-QSB or 10-KSB prior to its filing. If the Committee so decides, the Chair of the Committee may represent the entire Committee for purposes of this review.

     Independent Accountants

     * Appoint, approve the compensation of and oversee the work of the Company's independent accountants. The Company's independent accountants will report directly to the Committee. On an annual basis, the Committee will endeavor to review and discuss with the independent accountants all significant relationships the independent accountants have with the Company to confirm the independent accountants' independence.

     * Review the performance of the independent accountants and discharge and replace the independent accountants when circumstances warrant.

     * Periodically consult with the independent accountants out of the presence of management regarding the adequacy of internal controls and the completeness and accuracy of the Company's financial statements.

     * Pre-approve all audit services and non-audit services that are proposed to be performed by the Company's independent accountants.

     * Discuss with the independent accountants the matters required to be discussed by SAS 61, as it may be modified or supplemented.

     * Obtain and review the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented.

     Audit Committee Report

     * Prepare an annual Audit Committee Report to be presented to the Board. The Committee will prepare the Audit Committee Report with the understanding that its representations will in used by the Board and the Company to comply with Item 306 of Regulation S-K and Item 7(d)(3) of Schedule 14A as those regulations affect the Company.

     Related-Party Transactions

     * Review and approve all proposed related-party transactions to which the Company may be a party prior to their implementation to assess whether such transactions meet applicable legal requirements.

     Financial Reporting Processes

     * In consultation with the independent accountants and management, review the integrity of the Company's financial reporting processes, both internal and external.

     * Consider and revise, if appropriate, the Company's auditing and accounting principles and practices.

     *    Consider the adequacy of the financial and accounting staff.

     Ethical and Legal Compliance

     * Review periodically the conduct of senior financial officers under the Company's Code of Ethics and Business Conduct and management's enforcement of such Code as it relates to the Company's financial reporting process and internal control system.

     * Endeavor to ensure that management has the proper review system in place so that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

     * Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

     * Establish and maintain procedures for efficiently responding to complaints received by the Company regarding accounting, internal accounting controls and auditing. At a minimum, these procedures will be designed to allow employees to submit concerns regarding questionable accounting and auditing matters on a confidential, anonymous basis.

     * Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

IV.  AUTHORITY

     The Committee will have the authority as and when it will determine to be necessary or appropriate to the duties and responsibilities of the Committee, to:

     i. At the expense of the Company, to consult with the Company's outside legal counsel and other advisors or to engage independent consultants and advisors, including legal and financial advisors, to assist it with its duties and responsibilities;

     ii. To request from the Chief Executive Officer, the Chief Financial Officer and such other members of management as the Committee deems appropriate advice and information, orally or in writing, concerning the Company's business operations and financial condition relevant to the Committee's duties and responsibilities.

V.   MEETINGS AND MINUTES

     The Committee will meet at least four (4) times annually and more frequently as circumstances dictate. In conjunction with or in addition to these meeting, the Committee will meet periodically with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or either of these groups believes should be discussed privately.

     The Committee will maintain written minutes of its meetings. Such minutes will be provided to the Board, and filed with the minutes of the meetings of the Board.

VI.  MANAGEMENT COOPERATION

     Management is asked to cooperate with the Committee, and to render such assistance to the Committee as the Committee may request in carrying out its duties and responsibilities. By establishing the Committee, the Board communicates to management the Board's directive that management act in consonance with the preceding sentence.
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